UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 623-7612

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2008, the Board of Directors accepted the resignation of H. Stewart Parker as the chief executive officer and president of Targeted Genetics effective November 6, 2008. Ms. Parker remains on the company’s board of directors. The Board of Directors also accepted the resignation of Barrie J. Carter as the executive vice president and chief scientific officer of Targeted Genetics effective November 6, 2008. Ms. Parker managed Targeted Genetics formation as a wholly owned subsidiary of Immunex Corporation in 1989 and served as Targeted Genetics’ president, chief executive officer and a director since that time. Dr. Carter served as Targeted Genetics’ executive vice president since August 1992 and as Targeted Genetics’ chief scientific officer since January 2001.

On November 6, 2008, the Board of Directors appointed B. G. Susan Robinson as Targeted Genetics’ president and chief executive officer.

B. G. Susan Robinson, age 47, has served as Targeted Genetics’ vice president of business development since December 2001. Ms. Robinson joined Targeted Genetics in March, 2000 as the company’s senior director of business development. Prior to joining Targeted Genetics, she was director, business development at Genzyme Molecular Oncology, a business unit of Genzyme Corporation from 1997 to 2000. In her business development roles, she has completed multiple corporate and academic technology licenses, sponsored research agreements, and product development collaboration agreements. From 1988 to 1997, Ms. Robinson held increasingly responsible positions in corporate development and corporate communications for Immulogic Pharmaceuticals Corporation and T-Cell Sciences, Inc. (now Celldex). Ms. Robinson is a graduate of Yale University.

Item 9.01.      Financial Statements and Exhibits.

Exhibits.

99.1	Press Release of Targeted Genetics Corporation dated November 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGETED GENETICS CORPORATION

Dated: November 10, 2008	By:	/s/ DAVID J. POSTON
David J. Poston Vice President Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of Targeted Genetics Corporation dated November 10, 2008